Exhibit 10.1

NON-DISCLOSURE AGREEMENT
FOR POTENTIAL DIRECTOR CANDIDATE

This non-disclosure agreement (this “Agreement”) is made as of August 4, 2022, by and between InfuSystem Holdings, Inc. (the “Company”) and R. Rimmy Malhotra (the “Candidate”, and together with the Company, the “Parties”).

WHEREAS, the Candidate wishes to be considered by the Company, and the Company invites the Candidate to be a potential member of the Company’s board of directors, and

WHEREAS, the Parties wish to engage in further conversations relating to the Company and such potential board position, and
WHEREAS, during the process of such consideration (the “Process”) the Candidate may be given or otherwise become aware of specific information which the Company considers confidential and proprietary, including information that may be considered material nonpublic information, and

WHEREAS, the Parties intend that such information shall be kept proprietary and confidential in full compliance with the following terms and condition.

NOW THEREFORE, the Parties hereto agree as follows:

I. Definition of Confidential Information.
A.“Confidential Information” means information regarding the Company and its affiliates, their respective business affairs, strategies, financial reports or condition, products, customers, and any other Company-related information which is not publicly known or available and could reasonably be considered confidential and/or proprietary, as well as the fact that discussions are taking place between the Company and the Candidate regarding the Process and the content of these discussions.
B.Confidential Information shall be subject to the restrictions and obligations specified in this Agreement whether such Confidential Information is in writing or other tangible form; whether it is clearly marked as proprietary or confidential; or whether it is disclosed orally, electronically, or visually.

II.Communication and Use of Information.
A.Confidential Information may be used by Candidate only in connection with the Process and may not be disclosed or shared directly or indirectly by the Candidate with any third party or used for the potential gain of any person or entity other than the Company.
B.Under no circumstances may the Candidate disclose Confidential Information to his current, former, or prospective employer, clients, colleagues, or associates, specifically including Nicoya Capital and its affiliates and investors.
C.Candidate shall use the same degree of care, but not less than a reasonable standard of care, to prevent the unauthorized disclosure or dissemination of Confidential Information as Candidate would use to protect his own similar confidential information.
D.Candidate shall not disclose to any third parties (except his counsel) the terms of this Agreement.
E.All tangible Confidential Information shall remain the property of the Company, and all such information shall be immediately returned or destroyed (with certification of destruction by the Candidate) at the request of the Company, except as required by law or regulation.

III.Disclaimers.
A.In no event shall Candidate be deemed to have any right or interest in any Confidential Information.
B.Nothing in this Agreement shall grant the Candidate any rights as against the Company, or grant Candidate the right to make commitments of any kind for or on behalf of the Company.
C.The Candidate acknowledges that nothing in this Agreement obligates the Nominating and Governance Committee of the Board of Directors to nominate or appoint the Candidate to the Board.

IV.Legal Process.
If Candidate is requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Confidential Information, Candidate agrees, provided it is allowed by applicable law, (i) to notify the Company immediately of the existence, terms and circumstances surrounding such request, (ii) to consult with the Company on the advisability of taking legally available steps to resist or narrow such request, and (iii) if disclosure of the Confidential Information is required to prevent Candidate from being held in contempt or other penalty, to furnish only such portion of the Confidential Information as Candidate is in good-faith advised by counsel that Candidate is legally compelled to disclose and to exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

V.Public Company.
A. Until such time, following the Company’s 2022 fiscal third quarter earnings release, as the Company has confirmed to the Candidate that its “insiders” (as such terms are used in the proxy rules of the Securities and Exchange Commission) are eligible to engage in public transactions relating to the Company’s securities (i.e., the next “open window” under the Company’s existing insider trading policy), neither the Candidate nor any of his affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended, which specifically includes Nicoya Capital LLC and its affiliates), will in any manner effect any transaction relating to the Company’s securities. If the Candidate is not appointed to the Board, the provisions of this Section V.A. will expire on September 30, 2022.

B. In addition, until September 30, 2022, and then if and only if the Candidate becomes a member of the Company’s board of directors, for a period of two years from the date of this Agreement, neither Candidate nor any of his affiliates shall, without the prior written approval of the Board of the Company, directly or indirectly: (i) make, effect or commence any tender or exchange offer, merger or other business combination involving the Company; (ii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or, except as consistent with the normal role of a public company director, seek to advise or influence any person with respect to the voting of, any voting securities of the Company; (iii) disclose any intention, plan or arrangement inconsistent with the foregoing (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company, other than a group among the Candidate, Nicoya Capital and its affiliates.
C. Respecting the potential fiduciary relationship contemplated by initiation of the Process, Candidate represents and warrants that: (i) he is entering into this Agreement in good faith, with full intention to work toward a desired non-hostile and collaborative business relationship with respect to the Company and with the Company’s management and board of directors; (ii) provided that the Company demonstrates a reciprocal commitment to the Process, (a) there are no plans or strategies known to him to seek, via affiliates, related persons or entities, or any third parties, to circumvent, stand outside or pursue activities or ends at odds with such non-hostile and collaborative business relationship; and (b) he has no knowledge relating to any affiliates, related persons or entities, or any third parties, of any desire or plan to pursue any litigation or enforcement action against the Company or any member of its management or board of directors. Both parties acknowledge and agree that should Candidate become a member of the Company’s board of directors, his fiduciary obligations may require him, from time to time, to disagree in good faith with other board members and/or management. Such good faith and full discharge of his duties as a director will in no way be contrived as a violation of his obligation under this paragraph.

VI.General Provisions.
A.This Agreement constitutes the entire agreement between the Parties with respect to the Process. For the avoidance of doubt, this Agreement is specific to the Process and any previous or future confidentiality, non-disclosure or similar agreements entered into between or among the Parties shall stand on their own terms and shall not be limited, superseded or supersede this Agreement.
B.The Parties agree that a breach of any part of this Agreement by Candidate may cause immediate and irreparable injury to Company and that it shall therefore be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, in addition to all other remedies available at law or in equity.
C.The Parties represent that they have had the opportunity to be represented by counsel with respect to this Agreement and that their signatures to this Agreement are with full knowledge, understanding and the product of their free will, act, and deed under no compulsion or duress.
D.This Agreement shall be exclusively governed by and construed according to the laws of the State of Delaware. Jurisdiction for all disputes arising out of or relating to this Agreement will be determined exclusively in the Chancery Court of the State of Delaware.
E.Each of the Parties represents and warrants to the other that this Agreement has been duly executed and constitutes a valid, binding, and enforceable obligation.
F.This Agreement may be signed in any number of counterparts, which when taken together, will constitute one agreement. A facsimile transmission or electronic document attachment (such as PDF) to an email communication of a signed counterpart of this Agreement will be sufficient to bind the Party whose signature appears thereon.

InfuSystem Holdings, Inc.

By:	/s/ Gregg O. Lehman
Name:	Dr. Gregg O. Lehman, PhD
Title:	Chairman of the Nominating and Governance Committee

Candidate:	/s/ R. Rimmy Malhotra
Name:	R. Rimmy Malhotra